NUMBER

INCORPORATED UNDER THE LAWS OF NEVADA

SHARES

TK STAR DESIGN, INC.

Fully Paid Non Assessable $0.001 Par Value **COMMON STOCK**

87255N 108

THIS CERTIFIES THAT SPECIMEN

IS THE RECORD HOLDER OF

Shares of TK STAR DESIGN, INC. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
7069 Highland Dr., Suite 300, Salt Lake City, UT 84121

By:____________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

PRESIDENT

TK STAR DESIGN, INC.
SEAL
NEVADA

SECRETARY